As filed with the Securities and Exchange Commission on June 22, 1999
                                                         Registration No. 333-

                          ============================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                         Form S-3 Registration Statement
                        Under the Securities Act of 1933

                           --------------------------

                                MICROVISION, INC.
             (Exact name of registrant as specified in its charter)

                           --------------------------

   WASHINGTON                                                         91-1600822
   (State or other jurisdiction                                    (IRS Employer
   of incorporation or organization)                         Identification No.)

                            19910 North Creek Parkway
                             Bothell, WA 98011-3008
                           (425) 415-6847 (telephone)
                           (425) 415-0066 (facsimile)
       (Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)


                   Richard A. Raisig, Chief Financial Officer
                            19910 North Creek Parkway
                             Bothell, WA 98011-3008
                           (425) 415-6614 (telephone)
                           (425) 481-1625 (facsimile)
                       (Name, address, including zip code,
               and telephone and facsimile numbers, including area
                           code, of agent for service)

                                    Copy to:
                               Christopher J. Voss
                                 Stoel Rives LLP
                          One Union Square, 36th Floor
                             Seattle, WA 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

        Approximate date of commencement of proposed sale to the public:
      From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================
Title of Each         Amount                Proposed Maximum           Proposed Maximum          Amount of
Class of Securities   to be                 Offering Price Per         Aggregate Offering        Registration
Registered            Registered            Share                      Price                     Fee
-------------------   ----------------      ------------------         ------------------        ------------
Common Stock,         2,273,926 shares      $12.00 (1)                 $27,287,112               $7,586
no par value
=============================================================================================================

(1) The shares of common stock being registered hereby are issuable upon exercise of the Company's publicly traded warrants at an exercise price of $12.00 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated June 22, 1999

                                MICROVISION, INC.

                        2,273,926 shares of Common Stock

                             Price: $12.00 per share
                                 --------------

          The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these
               securities and it is not soliciting an offer to buy
              these securities in any state where the offer or sale
                                is not permitted.
                                 ---------------

     This prospectus covers the shares of our common stock issuable upon exercise of our publicly-traded, redeemable common stock purchase warrants (the "Warrants").

     We have called for the redemption of all of our outstanding Warrants on July 19, 1999, which redemption date may be extended, at our option, for up to an additional 30 days. The Warrants may be exercised prior to the redemption date at an exercise price of $12.00 per share. Warrants that remain outstanding as of the redemption date will expire and we will pay the holders thereof a redemption price of $0.25 per Warrant. If all outstanding Warrants are exercised prior to the redemption date, we would issue 2,273,926 shares of common stock and receive net proceeds of approximately $27,257,112, after deduction of estimated offering expenses payable by us.

     Our common stock and common stock purchase warrants are traded on the Nasdaq National Market under the symbols "MVIS" and "MVISW," respectively. On June 21, 1999, the closing price for our common stock was $20.875 per share and the closing price for the Warrants was $8.5625 per warrant.
                        -------------------------------

     The securities offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this prospectus, in determining whether to purchase our common stock.
                        -------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares or warrants, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                         -------------------------------

                      The date of this Prospectus is _____, 1999.

                                TABLE OF CONTENTS


Section                                                                     Page
Our Business ....................................................             3
Use of Proceeds .................................................             4
Determination of Offering Price .................................             4
Distribution ....................................................             4
Legal Matters ...................................................             5
Experts .........................................................             5
Limitation of Liability and Indemnification .....................             5
Information Incorporated by Reference ...........................             6
Available Information ...........................................             6



     You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 6. Microvision has not authorized any other person to provide you with information different from that contained in this prospectus.

     The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares.

                                  OUR BUSINESS

     Microvision develops information display technologies that allow electronically generated images and information to be projected onto the retina of the viewer's eye. We have developed prototype Virtual Retinal Display(TM) ("VRD(TM)") devices, including portable color and monochrome versions, and currently are refining, developing and marketing our VRD technology for commercial applications. We expect to commercialize our technology through the development of products and as a supplier of personal display technology to original equipment manufacturers. We believe that the VRD technology will be useful in a variety of applications, including portable communications and visual simulation for defense, medical, industrial and consumer markets that may include superimposing images on the user's field of view. We expect that our technology will allow for the production of highly miniaturized, lightweight, battery-operated displays that can be held or worn comfortably. Microvision's scanning technology also may be applied to the capturing of images, in such possible applications as a digital camera or a bar code reader.

     Our objective is to be a leading provider of personal display products and imaging technology in a broad range of professional and consumer applications. We intend to achieve this objective and to generate revenues by licensing our technology to original equipment manufacturers of consumer electronics products; providing engineering services associated with cooperative development arrangements and research contracts; and manufacturing and selling high-performance personal display products to professional users, directly or through joint ventures.

     Microvision was incorporated in 1993. Our offices are located at 19910 North Creek Parkway, Bothell, WA 98011-3008, and our telephone number is (425) 415-6847.

                                 USE OF PROCEEDS

     Assuming that all of the Warrants are exercised, the net proceeds to us from the sale of the 2,273,926 shares of common stock offered hereby (at an offering price of $12.00 per share and after deducting estimated offering expenses payable by us) are estimated to be approximately $27,257,112. We intend to use the net proceeds for general corporate purposes, including working capital, research and product development, and capital expenditures. A portion of the net proceeds also may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment grade securities


                         DETERMINATION OF OFFERING PRICE

       The shares of common stock registered on the Form S-3 Registration Statement, of which this prospectus constitutes a part, are issuable upon exercise of our Warrants at the stated exercise price of $12.00 per share.

                                  DISTRIBUTION

        The shares of common stock being offered hereby are issuable upon exercise of the Warrants. Pursuant to the terms of the Warrant Agreement, dated as of August 27, 1996, between Microvision and American Stock Transfer & Trust Company, Microvision has agreed to use all commercially reasonable efforts to cause the shares issuable upon exercise of the Warrants to be duly registered under the Securities Act of 1933. The Warrants and the shares of common stock issuable upon exercise of the Warrants were registered on a Form SB-2 Registration Statement, Registration No. 333-5276-LA, that was declared effective by the SEC on August 27, 1996. Because the Form SB-2 Registration Statement in which we originally registered the shares being offered hereby is no longer current, we are filing a Registration Statement on Form S-3, of which this prospectus constitutes a part, to provide warrant holders with a current prospectus upon exercise of the Warrants and issuance of the underlying shares of common stock. We will pay all of the expenses incidental to the registration, offering, and sale of the common stock to the public.

     Each Warrant, pursuant to its terms, may be exercised by the holder in whole at any time, or in part from time to time, prior to the redemption date by
(i) surrendering the certificate evidencing the Warrant, with the Form of Election to Purchase on the reverse side thereof filled in and executed, to American Stock Transfer & Trust Company, and (ii) delivering payment of the exercise price of the Warrant being exercised, in accordance with the terms of the Warrant Agreement. We will deliver certificates for the shares of common stock issuable upon exercise of the Warrants to the exercising holder as soon as practicable after such exercise.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Stoel Rives LLP, Seattle, Washington.


                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Microvision, Inc., for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to us or our shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our Amended and Restated Bylaws authorize us to indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling securityholders have sold all the shares and warrants.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

          (1)  Annual Report on Form 10-K for the year ended December 31, 1998;

          (2)  Quarterly Report on Form 10-Q for the quarter ended March 31,
               1999;

          (3) Current Report on Form 8-K for the event of January 14, 1999, as filed with the SEC on January 28, 1999;

          (4) Proxy Statement for the Annual Meeting of Shareholders, as filed with the SEC on April 30, 1999; and

          (5) The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Microvision, Inc., 19910 North Creek Parkway, Bothell, WA 98011-3008, telephone (425) 415-6847.

     The information about us that is contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.

                              AVAILABLE INFORMATION

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with SEC rules.

     We file annual, quarterly, and special reports and other information with the SEC. You may read and copy the Registration Statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance you should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC and Nasdaq listing fees):

     SEC Registration fee....................................        $    7,586

     Nasdaq listing fee......................................        $        0*

     Legal fees..............................................        $   10,000

     Accountant's fees.......................................        $    2,000

     Printing fees...........................................        $        0

     Transfer Agent fees.....................................        $   10,000

     Miscellaneous...........................................        $      414
                                                                     -----------
     Total...................................................        $   30,000
                                                                     ===========
------------

* Nasdaq listing fee paid in connection with the Registration Statement on Form SB-2, Registration No. 333-5276-LA, declared effective by the SEC on August 27, 1996, in which the shares registered hereby were originally registered.

Item 15.    Indemnification of Officers and Directors.

     Article 7 of the Company's Amended and Restated Articles of Incorporation and Section 10 of the Company's Restated Bylaws authorize the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.000 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

     Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 6 of the Company's Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.

Item 16.    Exhibits.

         3.1   Amended and Restated Articles of Incorporation of the Company(1)

         3.1.1 Articles of Amendment Containing the Statement of Rights and Preferences of the Series B Convertible Preferred Stock of the Company (2)

         3.2   Amended and Restated Bylaws of the Company (3)

         4.1   Form of Warrant(1)

         4.2 Warrant Agreement, dated as of August 26, 1996, between the Company and American Stock Transfer & Trust Company(1)

         5     Opinion of Stoel Rives LLP

         23.1  Consent of PricewaterhouseCoopers LLP

         23.2  Consent of Stoel Rives LLP (see Exhibit 5)

         24    Power of Attorney (included on signature page hereof)
------------------

(1) Incorporated by reference to the Registration Statement on Form SB-2, Registration No. 333-5276-LA.

(2) Incorporated by reference to the Current Report on Form 8-K for the event of January 14, 1999, as filed on January 28, 1999

(3) Incorporated by reference to the Quarterly Report on Form 10-QSB for the quarterly period ending June 30, 1998

Item 17.    Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on June 21, 1999.

                                     MICROVISION, INC.


                                     By:                /s/
                                     -----------------------------------------
                                         Richard F. Rutkowski
                                         President and Chief Executive Officer

     KNOW ALL BY THESE PRESENTS that each person whose signature appears below hereby authorizes and appoints Richard F. Rutkowski and Richard A. Raisig, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 21st day of June, 1999:

Signature  and  Title
---------------------


/s/
------------------------------------      ------------------------------------
Richard F. Rutkowski                      Robert A. Ratliffe
President, Chief Executive Officer        Director
and Director



/s/                                       /s/
------------------------------------      ------------------------------------
Stephen R. Willey                         Jacob Brouwer
Director                                  Director



/s/                                       /s/
------------------------------------      ------------------------------------
Richard A. Raisig                         Richard A. Cowell
Chief Financial Officer (Principal        Director
financial and accounting officer)
and Director



/s/                                       /s/
------------------------------------      ------------------------------------
Walter J. Lack                            Douglas Trumbull
Director                                  Director



------------------------------------      ------------------------------------
William A. Owens                          Margaret Elardi
Director                                  Director